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                                                                    EXHIBIT 10.3


               EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN
                                  (the "Plan")

                                    PREAMBLE

         American Retirement Corporation, a Tennessee corporation (the "Company," which reference shall also include the Company's beneficially owned or controlled subsidiaries and its predecessors, unless the context clearly requires otherwise) recognizes that the possibility of a change in control presently exists and may exist in the future, and that such possibility, and the uncertainty and questions which such change may raise among certain key employees of the Company, may result in the departure or distraction of certain key employees to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that it is appropriate to reinforce and encourage the continued attention and dedication of certain members of the Company's senior management (each an "Eligible Employee" as specified in Section 2 hereof), to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         In order to induce the Eligible Employees to remain in the employ of the Company and in consideration of the Eligible Employees remaining in the employ of the Company, this Plan sets forth the terms and conditions for qualification for severance "Benefits" (as specified in Section 6 hereof) which the Company will provide to the Eligible Employees in the event their employment with the Company is terminated subsequent to a "Change in Control" (as defined in Section 4 hereof).

         1. Administration. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"). The Committee shall have exclusive authority to determine all matters involving the administration, operation and interpretation of the Plan, in its sole discretion. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. After a Change in Control, all powers of the Committee under this Plan shall be exercised solely by the Committee as it was constituted immediately prior to such Change in Control.

         2. Eligible Employees. Only those members of the Company's senior management who hold the titles of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Executive Vice President, Senior Vice President or Vice President are eligible for Benefits under the Plan.

         3. Company's Right to Terminate. No provision contained herein shall affect the Company's ability to terminate an Eligible Employee's employment at any time, with or without cause. Nothing in this Plan shall in any way require the Company to provide any Benefits prior to a Change in Control, nor shall this Plan ever be construed in any way as establishing any policies or requirements for severance benefits for any Eligible Employee whose employment with the Company terminates prior to a Change in Control.



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         4. Change in Control. Benefits provided herein shall be payable only in the event there shall have occurred a "Change in Control" as defined below, and an Eligible Employee's employment by the Company shall thereafter have been terminated in accordance with Section 5 below. For purposes of this Plan, a "Change in Control" shall mean the occurrence of any of the following:

            (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof or any employee benefit plan of the Company, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

            (ii) the merger or consolidation of the Company with or into another corporation or other entity or the sale of all or substantially all of the Company's assets, or any share exchange or similar transaction involving the Company and another corporation or other entity, if as a result of such merger, consolidation, sale, share exchange or other transaction, the persons who owned at least a majority of the Common Stock of the Company prior to the consummation of such transaction do not own at least a majority of the Common Stock of the surviving entity after the consummation of such transaction;

            (iii) the consummation of a complete liquidation or dissolution of the Company; or

            (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

         5. Termination Following Change in Control. In the event a Change in Control shall have occurred, an Eligible Employee shall be entitled to the Benefits provided in Section 6 hereof upon any termination of his employment with the Company within one year following the date of any Change in Control, unless such termination is (a) because of his death or Retirement, (b) by the Company for "Good Cause" or "Disability" or (c) by him other than for "Good Reason."

            (i) Disability; Retirement.

                (A) Termination by the Company of an Eligible Employee's
            employment based on "Disability" shall mean termination because of his absence from duties with the Company on a full time basis for 131 consecutive business days, as a result of incapacity due to physical or mental illness, unless he shall



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            have returned to the full time performance of his duties within 30 days after "Notice of Termination" (as described in (iv) below) is given in connection with such absence.

                (B) Termination by an Eligible Employee of his employment based on "Retirement" shall mean the voluntary termination of employment by such Eligible Employee other than for Good Reason (as defined below).

            (ii) Good Cause. Termination by the Company of an Eligible Employee's employment for "Good Cause" shall be deemed to exist if, and only if after the occurrence of a Change in Control:

                (A) the Eligible Employee engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or malfeasance which are demonstrably injurious to the Company;

                (B) the Eligible Employee is convicted of a violation involving fraud or dishonesty; or

                (C) the Eligible Employee materially fails to satisfy the
            conditions and requirements of his employment with Company, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Eligible Employee of written notice from Company specifying the nature of the breach or failure and demanding the cure thereof.

         Without limiting the generality of the foregoing, if the Eligible Employee acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Company and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by the Eligible Employee in connection with his duties, it shall not constitute Good Cause.

            (iii) Good Reason. Termination by the Eligible Employee of his employment for "Good Reason" shall mean termination subsequent to a Change in Control if:

                (A) the Eligible Employee is assigned by the Company duties inconsistent with the Eligible Employee's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or the Eligible Employee's titles or offices as in effect immediately prior to a Change in Control of the Company are materially changed, or the Eligible Employee is removed from or not reelected to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Eligible Employee's death or by the Eligible Employee other than for Good Reason;

                (B) there is a reduction in the Eligible Employee's rate of base salary;



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                (C) the Company changes the principal location in which the
            Eligible Employee is required to perform services outside a fifty
            (50) mile radius of such location without the Eligible Employee's consent, except for required travel on the Company's business to an extent substantially consistent with his previous business travel obligations;

                (D) the Company has failed to obtain the assumption of the obligations contained in this Plan by any successor as contemplated in Section 9 hereof; or

                (E) there occurs any purported termination of the Eligible
            Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Plan, no such purported termination shall be effective.

         A termination of employment by an Eligible Employee following a Change of Control shall be for Good Reason if one of the occurrences specified in this paragraph (iii) shall have occurred, notwithstanding that the Eligible Employee may have other reasons for terminating employment, including employment by another entity which the Eligible Employee desires to accept.

            (iv) Notice of Termination. Any purported termination of an Eligible Employee's employment by the Company pursuant to paragraph (i) or (ii) above shall be communicated by written Notice of Termination to the Eligible Employee. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee's employment under the provision so indicated.

            (v) Date of Termination. "Date of Termination" shall mean:

                (A) if the Eligible Employee's employment is terminated for
            Disability, thirty (30) days after Notice of Termination is given (provided that the Eligible Employee shall not have returned to the performance of his duties on a full-time basis during such thirty
            (30) day period),

                (B) if the Eligible Employee's employment is terminated for Good
            Cause pursuant to paragraph (ii) above, the date specified in the Notice of Termination is given,

                (C) if the Eligible Employee's employment is terminated by the
            Company for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the Eligible Employee notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which



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            the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of the court with jurisdiction, and

                (D) if the Eligible Employee terminates his employment for Good
            Reason, the date on which the Company receives notice from the Eligible Employee of such termination.

         6. Certain Benefits Upon Termination. If, within one year following the date of any Change in Control, an Eligible Employee's employment by the Company shall be terminated (a) by the Company other than for Good Cause, Disability or Retirement or (b) by the Eligible Employee for Good Reason, the Eligible Employee shall be entitled to the "Benefits" provided below:

            (i) the Company shall pay each Eligible Employee an amount equal to the sum of the amounts specified in subsection (A) or (B) below, as applicable, plus the amounts specified in subsections (C), (D) and (E) below:

                (A) for those Eligible Employees who have been employed by the
            Company for at least two (2) years as of the Date of Termination, an amount determined as follows:

                    (1) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Chief Executive Officer or Chairman of the Board, the sum of (x) the amount equal to eighteen (18) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two
                (2) years prior to the Change in Control), plus (y) an amount equal to the product of such Eligible Employee's monthly base salary (as determined above) multiplied by the number of years (in excess of one) of such Eligible Employee's uninterrupted employment with the Company;

                    (2) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of President or Chief Operating Officer, the sum of (x) the amount equal to fifteen (15) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control), plus (y) an the amount equal to the product of twice such Eligible Employee's weekly base salary (as determined above) multiplied by the number of years (in excess of one) of such Eligible Employee's uninterrupted employment with the Company;

                    (3) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Executive Vice President, the sum of (x) the amount equal to twelve (12) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary



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                the Eligible Employee shall have received during the two (2)
                years prior to the Change in Control), plus (y) an amount equal to the product of twice such Eligible Employee's weekly base salary (as determined above) multiplied by the number of years (in excess of one) of such Eligible Employee's uninterrupted employment with the Company;

                    (4) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Senior Vice President, the sum of (x) the amount equal to eight (8) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control), plus (y) an amount equal to the product of twice such Eligible Employee's weekly base salary (as determined above) multiplied by the number of years (in excess of one) of such Eligible Employee's uninterrupted employment with the Company; or

                    (5) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Vice President, the sum of
                (x) the amount equal to four (4) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control), plus (y) an amount equal to the product of twice such Eligible Employee's weekly base salary (as determined above) multiplied by the number of years (in excess of one) of such Eligible Employee's uninterrupted employment with the Company; or

                (B) for those Eligible Employees who have been employed by the
            Company for less than two (2) years as of the Date of Termination, an amount determined as follows:

                    (1) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Chief Executive Officer, Chairman of the Board, President, or Chief Operating Officer, an amount equal to nine (9) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control);

                    (2) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Executive Vice President, an amount equal to six (6) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control); or

                    (3) if, immediately prior to the Change in Control, the
                Eligible Employee held the title of Senior Vice President or Vice President, an



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                amount equal to four (4) months of such Eligible Employee's base salary (with such base salary being determined as the highest base salary the Eligible Employee shall have received during the two (2) years prior to the Change in Control); and

                (C) The amount required to reimburse the Eligible Employee on an after-tax basis as described in Section 12 hereof for any excise tax payable by Employee under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, on account of any payment, distribution or other compensation to the Eligible Employee hereunder or under any employee stock plan or other compensatory arrangement constituting (individually or when aggregated with all other such payments, distributions and compensation) an "excess parachute payment" as defined in Section 280G of the Code, or any successor provision thereto; and

                (D) the amount of all legal fees and expenses incurred by the
            Eligible Employee in seeking to obtain or enforce any right or Benefit provided by this Plan; and

                (E) an amount sufficient to reimburse the Eligible Employee for the premium paid by the Eligible Employee for continued coverage for the Eligible Employee (and any dependents of the Eligible Employee covered by the Company's healthcare plans at the time the Eligible Employee's employment was terminated) under the Company's healthcare plan pursuant to "COBRA" (or any other mandatory healthcare continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents. The Eligible Employee will be entitled to reimbursement for such coverage for the period commencing with the Date of Termination of employment and ending on the earlier of (i) the date which is eighteen (18) months after the Date of Termination, or (ii) the date the Eligible Employee becomes eligible to receive any healthcare coverage from another employer of the Eligible Employee or Eligible Employee's spouse, or any governmental entity, that does not contain any exclusion or limitation with respect to any pre-existing condition of the Eligible Employee or Eligible Employee's covered dependents. If the Eligible Employee (or the Eligible Employee's dependents covered at the time of termination of employment) elects not to continue coverage under COBRA (or any other mandatory healthcare continuation law then in effect) or is not eligible to continue coverage under such healthcare continuation law, and is otherwise eligible under this section, the Company will reimburse the Eligible Employee for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the same period; however, such reimbursement shall be limited to the then current premium charged to others by the Company for substantially similar coverage under COBRA (or other mandatory healthcare continuation law then in effect). In the event of the Eligible Employee's death following termination giving rise to



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             the benefit described in this section, but before the expiration of such benefits, the Eligible Employee's dependents shall be entitled to such benefits; and

            (ii) the Company shall provide the Eligible Employee with reasonable outplacement or comparable services.

         For those Eligible Employees who hold the titles of Chief Executive Officer, Chairman of the Board, President, Chief Operating Officer, or Executive Vice President, amounts payable pursuant to paragraphs (i)(A) or (B) shall be paid in equal bi-monthly installments in an amount equal to such Eligible Employee's last salary at the Date of Termination until the full amount payable has been paid. No such Eligible Employee shall be required to mitigate the amount of any payment provided for in paragraphs (i)(A) or (B) by seeking other employment or otherwise, nor shall the amount of any payment provided for in paragraphs (i)(A) or (B) be reduced by any compensation earned by such Eligible Employee as the result of employment by another entity after the Date of Termination, or otherwise.

         For those Eligible Employees who hold the titles of Senior Vice President or Vice President, amounts payable pursuant to paragraphs (i)(A) or
(B) shall be paid in equal bi-monthly installments in an amount equal to such Eligible Employee's last salary at the Date of Termination until the full amount payable has been paid; provided, however, upon securing other employment, the Eligible Employee shall only be entitled to the difference, if any, between the Eligible Employee's new compensation level and the amount of such bi-monthly installment for the number of months and/or weeks of salary remaining to be paid pursuant to the provisions of paragraphs (i)(A) or (B). Upon securing other employment during the time that payments pursuant to paragraphs (i)(A) or (B) are being made, such Eligible Employee must notify the Company in writing of such employment and the amount of compensation to be received. Notwithstanding the above, nothing in this paragraph shall be construed as requiring an Eligible Employee to mitigate the amount of any payment provided for in paragraphs (i)(A) or (B) by seeking other employment or otherwise.

         All Benefits to be provided hereunder shall be in addition to any pension, disability, worker's compensation, other Company benefit plan distribution, unpaid vacation or other unpaid compensation rights that the Eligible Employee has at his Date of Termination.

         Notwithstanding anything herein to the contrary, in the event that any Eligible Employee shall hold two offices that would entitle him to Benefits hereunder, the Benefits to be received hereunder shall not be cumulative or duplicative, and such Eligible Employee shall be entitled to receive only the Benefits associated with the highest office, and specifically shall not receive Benefits associated with the lower office.

         7. Condition to Receipt of Benefits. Upon the occurrence of any event which would trigger the payment of Benefits provided for under this Plan, and prior to the receipt of any such Benefits, an Eligible Employee shall, as of the Date of Termination and as a condition to the receipt of such Benefits, execute a release of the Company in the form provided by the Company. In the event an Eligible Employee does not execute such release or if the Eligible



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Employee revokes such release within the revocation period, if any, provided in such release, no Benefits shall be payable under this Plan to such Eligible Employee.

         8. Term of Agreement. This Plan shall terminate ten (10) years after the date hereof, unless, prior thereto, a Change in Control shall have occurred.

         9. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to honor this Plan in the same manner and to the same extent that the Company would be required to so honor if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a violation of this Plan and shall entitle each Eligible Employee to Benefits from the Company or such successor in the same amount and on the same terms as the Eligible Employee would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Plan, the "Company" shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law. The Company shall promptly notify each Eligible Employee of any succession by purchase, merger, consolidation or otherwise to all or substantially all the business and/or assets of the Company and shall state whether or not the successor has executed the agreement required by this paragraph (i) and, if so, shall make a copy of such agreement available to each Eligible Employee. If the successor shall not have executed the agreement required by this paragraph (i), the Company shall promptly notify all Eligible Employees that they are entitled to receive the Benefits as provided for in this Plan as a result of such failure by the successor to execute such agreement.

         This Plan shall inure to the benefit of and be enforceable by an Eligible Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to his devisee, legatee or other designee or, if there be no such designee, to his estate.

         10. Amendment and Termination. This Plan may be amended or terminated only by the Committee, which may amend or terminate this Plan in its discretion without notice. An amendment or termination of this Plan must be signed by an executive officer of the Company after such amendment or termination has been approved by the Committee; provided, however, that for a period of one year following a Change in Control, this Plan may not be amended or terminated. Notwithstanding the foregoing, no amendment or termination shall affect the right to any unpaid Benefits of any Eligible Employee whose employment with the Company terminated prior to the amendment or termination of the Plan.

         11. Withholding of Taxes. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.



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         12. Reimbursement for Excise Taxes. For purposes of determining the amount of any payment described in clause (C) of Section 6(i) hereof, the Eligible Employee shall be deemed to have been reimbursed on an after-tax basis for any excise tax described therein if the Eligible Employee has received (a) the amount of such excise tax and (b) the amount of any taxes (including federal, state and local income taxes as well as any excise tax under Section 4999 of the Code, or any successor provision thereto) payable on account of the reimbursement for such excise tax and any such income and excise taxes payable on account of such reimbursement for income and excise taxes. In the event that the Eligible Employee and the Company fail to agree as to the amount described in clause (C) of Section 6(i) hereof within ten (10) days following the Date of Termination, such amount will be determined by a firm of independent accountants mutually agreed upon by the Eligible Employee and the Company within thirty (30) days following the Date of Termination. The Company shall reimburse the Eligible Employee for any additional income and/or excise taxes (and any penalties and interest thereon) as may be determined to be payable by any taxing authority in respect of any excise tax imposed under Section 4999 of the Code, or any successor provision thereto, and any reimbursement described in clause (C) of
Section 6(i) or in this Section 12.

         13. Notice. For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to an Eligible Employee, to his latest address as reflected on the Company's employment records, with a copy to him at his place of employment; and (ii) if to the Company, to 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027 or to such other address as the Company may furnish to each Eligible Employee in writing with specific reference to the Plan and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

         14. Miscellaneous. After a Change of Control, no rights of any Eligible Employee under this Plan may be released, modified, waived or discharged by any Eligible Employee unless such release, waiver, modification or discharge is agreed to in writing signed by the Eligible Employee and a licensed attorney-at-law representing such Eligible Employee. No failure to enforce or waiver by an Eligible Employee at any time of any breach by the Company of, or non-compliance with, any condition or provision of the Plan to be performed by the Company shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Plan shall not supersede or in any way limit the rights, duties or obligations the Eligible Employee may have under any other written agreement with the Company. The Company expressly waives any right to deny liability hereunder on the basis the Eligible Employee failed to submit a claim on a timely basis. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Tennessee.

         This Plan shall never be construed or operated in any way as a "pension plan" within the meaning of the Federal Employee Pension Retirement Income Security Act of 1974, as amended.



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         15. Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
























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